Exhibit 99.1

Contacts:

Investor Relations:	Todd W. Garner
Vice President, Investor Relations
(908) 277-8065

Media Relations:	Scott T. Lowry
Vice President and Treasurer
(908) 277-8365

BARD ANNOUNCES SECOND QUARTER RESULTS

MURRAY HILL, NJ — (July 23, 2013) -- C. R. Bard, Inc. (NYSE: BCR) today reported 2013 second quarter financial results. Second quarter 2013 net sales were $759.9 million, an increase of 2 percent over the prior-year period on a reported basis. Excluding the impact of foreign exchange, second quarter 2013 net sales increased 3 percent over the prior-year period.

For the second quarter 2013, net sales in the U.S. were $497.6 million, an increase of 2 percent over the prior-year period. Net sales outside the U.S. were $262.3 million, an increase of 4 percent over the prior-year period on both a reported and constant currency basis.

For the second quarter 2013, net loss was ($161.6 million) and diluted loss per share was ($2.03), reflecting a net charge for estimated costs related to product liability matters. Adjusting for this charge and other items that affect the comparability of results between periods as detailed in the tables below, second quarter 2013 net income was $117.2 million and diluted earnings per share were $1.42, a decrease of 17 percent and 12 percent, respectively, as compared to second quarter 2012 results.

Timothy M. Ring, chairman and chief executive officer, commented, “Our operating results this quarter exceeded our expectations. We continue to focus on the execution of our investment plan, which we believe will shift the mix of our portfolio to faster growing products and geographies and contribute to long-term sustainable leadership positions in our markets.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our March 31, 2013 Form 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

C. R. Bard, Inc.

Consolidated Statements of Operations

(dollars and shares in thousands except per share amounts, unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$759,900	$742,600	$1,500,200	$1,472,600
Costs and expenses
Cost of goods sold	296,600	285,700	591,900	565,100
Marketing, selling and administrative expense	226,300	205,400	442,700	407,700
Research and development expense	66,100	50,100	125,400	98,300
Interest expense	11,100	9,700	22,500	19,200
Other (income) expense, net	295,700	6,200	326,000	5,400

Total costs and expenses	895,800	557,100	1,508,500	1,095,700

(Loss) income from operations before income taxes	(135,900)	185,500	(8,300)	376,900

Income tax provision	25,700	51,600	62,600	104,300

Net (loss) income	$(161,600)	$133,900	$(70,900)	$272,600

Basic (loss) earnings per share available to common shareholders	$(2.03)	$1.56	$(0.88)	$3.18

Diluted (loss) earnings per share available to common shareholders	$(2.03)	$1.54	$(0.88)	$3.14

Wt. avg. common shares outstanding - basic	79,800	83,900	80,600	84,000
Wt. avg. common and common equivalent shares outstanding - diluted	79,800	85,100	80,600	85,100

Product Group Summary of Net Sales

(dollars in thousands, unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2013	2012	Change	Constant Currency	2013	2012	Change	Constant Currency
Vascular	$212,200	$221,300	-4%	-4%	$415,400	$430,500	-4%	-4%
Urology	191,700	188,800	2%	2%	380,500	373,900	2%	2%
Oncology	214,100	199,100	8%	8%	421,200	398,000	6%	6%
Surgical Specialties	120,000	111,400	8%	8%	240,300	226,100	6%	6%
Other	21,900	22,000	—	—	42,800	44,100	-3%	-3%

Net sales	$759,900	$742,600	2%		$1,500,200	$1,472,600	2%

Foreign exchange impact		(1,400)				300

Constant Currency	$759,900	$741,200		3%	$1,500,200	$1,472,900		2%

Reconciliation of (Loss) Earnings

(dollars in millions except per share amounts, unaudited)

	Quarter Ended June 30, 2013
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net (Loss) Income	Diluted (Loss) Earnings per Share Available to Common Shareholders (1)
GAAP Basis	$296.6	$226.3	$66.1	$295.7	$25.7	$(161.6)	$(2.03)
Items that affect comparability of results between periods:
Acquisition-related items	(0.2)	(0.8)	(0.9)	—	0.2	1.7
Asset impairments	(0.6)	—	—	(2.6)	0.2	3.0
Restructuring	—	—	—	1.4	(0.4)	(1.0)
Litigation charges, net	—	—	—	(292.4)	17.3	275.1

Total	(0.8)	(0.8)	(0.9)	(293.6)	17.3	278.8	3.37

Adjusted Basis	$295.8	$225.5	$65.2	$2.1	$43.0	$117.2	$1.42

	Quarter Ended June 30, 2012
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders
GAAP Basis	$285.7	$205.4	$50.1	$6.2	$51.6	$133.9	$1.54
Items that affect comparability of results between periods:
Acquisition-related items	(0.1)	(0.1)	(0.4)	(0.2)	—	0.8
Asset impairments	—	—	—	(9.0)	3.2	5.8
Restructuring	—	—	—	1.6	(0.5)	(1.1)
Tax Item	—	—	—	—	(1.1)	1.1

Total	(0.1)	(0.1)	(0.4)	(7.6)	1.6	6.6	0.08

Adjusted Basis	$285.6	$205.3	$49.7	$(1.4)	$53.2	$140.5	$1.62

	Six Months Ended June 30, 2013
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net (Loss) Income	Diluted (Loss) Earnings per Share Available to Common Shareholders (1)
GAAP Basis	$591.9	$442.7	$125.4	$326.0	$62.6	$(70.9)	$(0.88)
Items that affect comparability of results between periods:
Acquisition-related items	(0.4)	(1.0)	(1.3)	0.1	0.2	2.4
Asset impairments	(2.5)	—	—	(6.4)	1.6	7.3
Restructuring	—	—	—	1.4	(0.4)	(1.0)
Litigation charges, net	—	—	—	(318.2)	18.1	300.1

Total	(2.9)	(1.0)	(1.3)	(323.1)	19.5	308.8	3.70

Adjusted Basis	$589.0	$441.7	$124.1	$2.9	$82.1	$237.9	$2.85

	Six Months Ended June 30, 2012
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders (2)
GAAP Basis	$565.1	$407.7	$98.3	$5.4	$104.3	$272.6	$3.14
Items that affect comparability of results between periods:
Acquisition-related items	(0.1)	(0.1)	(0.8)	(0.8)	0.2	1.6
Asset impairments	—	—	—	(9.0)	3.2	5.8
Restructuring	—	—	—	1.6	(0.5)	(1.1)
Tax Item	—	—	—	—	(1.1)	1.1

Total	(0.1)	(0.1)	(0.8)	(8.2)	1.8	7.4	0.08

Adjusted Basis	$565.0	$407.6	$97.5	$(2.8)	$106.1	$280.0	$3.23

(1)	For the quarter and six months ended June 30, 2013, diluted loss per share on a GAAP basis does not include approximately 1.3 million common share equivalents primarily from share-based compensation plans because their effect would have been antidilutive. As a result, total per share amounts do not add.
(2)	Total per share amounts do not add due to rounding.

Notes to Reconciliation of (Loss) Earnings

•

For the second quarter 2013, the following items affected the comparability of results between periods: (i) charges of $1.9 million pre-tax for acquisition-related items including purchased research and development, transaction costs and purchase accounting adjustments; (ii) a charge of $3.2 million pre-tax related to an asset impairment; (iii) a reversal of $1.4 million pre-tax of restructuring costs; and (iv) charges of $292.4 million pre-tax related to estimated costs for product liability matters, net of recoveries, and other litigation matters. The net effect of these items increased net loss by $278.8 million, or $3.37 diluted loss per share available to common shareholders.

•

For the second quarter 2012, the following items affected the comparability of results between periods: (i) charges of $0.8 million pre-tax for acquisition-related items including transaction costs, purchase accounting adjustments and integration costs; (ii) charges of $9.0 million pre-tax related to asset impairments; (iii) a reversal of $1.6 million pre-tax of restructuring costs; and (iv) an increase of $1.1 million in the income tax provision due to the write-down of a tax receivable in a foreign jurisdiction. The net effect of these items decreased net income by $6.6 million, or $0.08 diluted earnings per share available to common shareholders.

•

For the six months ended June 30, 2013, the following items affected the comparability of results between periods: (i) charges of $2.6 million pre-tax for acquisition-related items including purchased research and development, transaction costs, purchase accounting adjustments and integration costs; (ii) charges of $8.9 million pre-tax related to asset impairments; (iii) a reversal of $1.4 million pre-tax of restructuring costs; and (iv) charges of $318.2 million pre-tax related to estimated costs for product liability matters, net of recoveries, and other litigation matters. The net effect of these items increased net loss by $308.8 million, or $3.70 diluted loss per share available to common shareholders.

•

For the six months ended June 30, 2012, the following items affected the comparability of results between periods: (i) charges of $1.8 million pre-tax for acquisition-related items including transaction costs, purchase accounting adjustments and integration costs; (ii) charges of $9.0 million pre-tax related to asset impairments; (iii) a reversal of $1.6 million pre-tax of restructuring costs; and (iv) an increase of $1.1 million in the income tax provision due to the write-down of a tax receivable in a foreign jurisdiction. The net effect of these items decreased net income by $7.4 million, or $0.08 diluted earnings per share available to common shareholders.

This press release contains financial measures that are not calculated in accordance with United States generally accepted accounting principles (GAAP). These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the above tables.

This press release includes net sales excluding the impact of foreign exchange. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the company’s investors.

In addition, this press release includes the following non-GAAP measures: (1) cost of goods sold excluding charges for acquisition-related items and asset impairments; (2) marketing, selling and administrative expense excluding charges for acquisition-related items; (3) research and development expense excluding charges for acquisition-related items; (4) other (income) expense, net, excluding acquisition-related items, asset impairments, reversals of restructuring costs and litigation charges, net; (5) income tax provision excluding an increase due to the write-down of a tax receivable in a foreign jurisdiction, and the tax effect of the items set forth in (1) through (4) above; (6) net (loss) income excluding the items set forth in (1) through (5) above; and (7) diluted (loss) earnings per share available to common shareholders excluding the items set forth in (1) through (5) above.

The company excluded the items described above because they may cause certain statements of operations categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods. The company therefore believes that these non-GAAP measures provide an additional and meaningful assessment of the company’s ongoing operating performance. Because the company has historically reported these non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management uses these non-GAAP measures: (1) to establish financial and operational goals; (2) to monitor the company’s actual performance in relation to its business plan and operating budgets; (3) to evaluate the company’s core operating performance and understand key trends within the business; and (4) as part of several components it considers in determining incentive compensation.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP information. Management compensates for these limitations by providing full disclosure of each non-GAAP measure and a reconciliation to the most directly comparable GAAP measure. All non-GAAP measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the above tables.

Notes to (Loss) Earnings per Share

(dollars and shares in thousands, except per share amounts, unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
(Loss) Earnings per Share Numerator: GAAP Basis - basic and diluted
Net (loss) income	$(161,600)	$133,900	$(70,900)	$272,600
Less: Income allocated to participating securities (1)	—	2,600	—	5,300

Net (loss) income available to common shareholders	$(161,600)	$131,300	$(70,900)	$267,300

Earnings per Share Numerator: Adjusted Basis - diluted
Net income	$117,200	$140,500	$237,900	$280,000
Less: Income allocated to participating securities (1)	2,200	2,800	4,400	5,500

Net income available to common shareholders	$115,000	$137,700	$233,500	$274,500

Earnings per Share Denominator:
Wt. avg. common shares outstanding - basic	79,800	83,900	80,600	84,000
Wt. avg. common and common equivalent shares outstanding (2): GAAP Basis - diluted	79,800	85,100	80,600	85,100
Wt. avg. common and common equivalent shares outstanding: Adjusted Basis - diluted	81,100	85,100	81,900	85,100
(Loss) Earnings per Share: GAAP Basis
Basic (loss) earnings per share available to common shareholders	$(2.03)	$1.56	$(0.88)	$3.18

Diluted (loss) earnings per share available to common shareholders	$(2.03)	$1.54	$(0.88)	$3.14

Earnings per Share: Adjusted Basis
Diluted earnings per share available to common shareholders	$1.42	$1.62	$2.85	$3.23

(1)	Basic and diluted earnings per share available to common shareholders is calculated using a numerator, which represents the total of net income less income allocated to participating securities.
(2)	For the quarter and six months ended June 30, 2013, diluted loss per share on a GAAP basis does not include approximately 1.3 million common share equivalents primarily from share-based compensation plans because their effect would have been antidilutive.